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                                                                       EXHIBIT 4

                              ASSUMPTION AGREEMENT

     This Assumption Agreement is entered into as of Dec. 24, 1998, among Bank of America National Trust and Savings Association ("Bank"), David G. Price, Trustee of the David G. Price Trust u/a dated March 5, 1998 ("David Price Trust"), and Dallas P. Price, Trustee of the Dallas P. Price Trust u/a dated May 14, 1998 ("Dallas Price Trust"), with reference to the following:

                                    RECITALS
                                    --------

     A. The Bank, David G. Price and Dallas P. Price the ("Prices"), in their individual capacities, and David G. Price, Trustee of The Price Revocable Trust Amendment in Entirety, executed on February 9, 1987, as Amended (the "Former Trust") are parties to that certain Credit Agreement dated as of July 30, 1996, as modified by an amendment dated as of October 7, 1996 (as amended, the Credit Agreement"). The Prices and David G. Price, Trustee of the Former Trust are sometimes referred to herein as "Borrowers."

     B. Under the Credit Agreement, Bank made a term loan to Borrowers in the original principal amount of $15,000,000 ("Term Loan"). As of the date of this Agreement, the outstanding principal balance of the Term Loan is $8,571,426.

     C. Also under the Credit Agreement, the Bank made available to the Borrowers a revolving line of credit in the commitment amount of $5,000,000 ("Line of Credit"). As of the date of this Agreement, the outstanding principal balance of the Line of Credit is $2,500,000.

     D. Mountaingate Land, L.P. ("Mountaingate") has executed in favor of Bank that certain Promissory Note dated as of October 7, 1996 ("Mountaingate Note") evidencing a term loan made by Bank to Mountaingate in the original principal amount of $20,000,000 ("Mountaingate Loan"). As of the date of this Agreement, the outstanding principal balance of the Mountaingate Loan is $18,997,652.

     E. A portion of the Mountaingate Loan up to a maximum principal amount of $4,000,000 plus account interest and fees allocable to such portion, is guarantied under that certain Payment Guaranty dated as of October 7, 1996, executed by Borrowers in favor of Bank (the "Guaranty.")

     F. Mountaingate and Bank have entered into that certain ISDA Master Agreement dated as of September 6, 1996, together with an ISDA Schedule attached thereto (collectively, the "ISDA Master"). As of the date hereof, a Confirmation dated November 6, 1996, has been issued under the ISDA Master (the "Confirmation") confirming an interest rate swap.

     G. Mountaingate's obligations under the ISDA Master and the Confirmation are guarantied under that certain Payment Guaranty dated as of October 7, 1996, executed by Borrowers in favor of Bank (the "ISDA Guaranty").

     J. Borrower's obligations under the Credit Agreement and Guaranty are secured by certain shares of the common stock of National Golf Properties, Inc. ("Pledged Shares") and by certain partnership units of National Golf Operating Partnership, L.P. ("Pledged Partnership Units") pursuant to that certain Pledge Agreement dated as of July 30, 1996, between Bank and

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David G. Price, Trustee of the Former Trust, as amended by an amendment dated
October 7, 1996 (as amended, the "Pledge Agreement").

        H. Bank and Supermarine Investors, Inc. ("SSI") are parties to that certain Term Loan Agreement dated as of January 29, 1990, under which the Bank made a term loan in the original principal amount of $8,500,000 ("SSI Loan"), SSI assumed the original obligations under the SSI Loan from Supermarine of Santa Monica, a California limited partnership. As of the date of this Agreement, the outstanding principal balance of the SSI Loan is $3,546,000.

        I. SSI's obligations to Bank in respect of the SSI Loan are guaranteed by David G. Price and the Former Trust under that certain Continuing Guaranty dated July 22, 1996 in the principal amount of $4,185,000 (the "SSI Loan Guaranty").

        J. Approximately fifty percent (50%) of the assets of the Former Trust (including the Pledged Shares and Pledged Partnership Units) have been or are being transferred to David G. Price, Trustee of the David Price Trust and the remaining approximately fifty percent (50%) of such assets have been or are being transferred to Dallas P. Price, Trustee of the Dallas Price Trust.

        K. In light of these transfers, the parties hereto desire that David G. Price, Trustee of the David Price Trust, and Dallas Price, Trustee of the Dallas Price Trust, assume each and every obilgation of David G. Price, Trustee of the Former Trust, under each of the Credit Documents on the terms and conditions set forth below.

        L. The Credit Agreement, the Guaranty, the ISDA Guaranty, the Pledge Agreement and the SSI Loan Guaranty are sometimes hereinafter referred to collectively as the "Credit Documents".

                                   AGREEMENT
                                   ---------

        NOW, THEREFORE, in the consideration of the foregoing recitals and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

        1.      Assumption.  David G. Price, Trustee of the David Price Trust,
                ----------
and Dallas P. Price, Trustee fo the Dallas Price Trust, hereby unconditionally assume, jointly and severally, each and every obligation of David G. Price, Trustee of the Former Trust, under each of the Credit Documents.

        2.      Governing Law.  This Agreement shall be governed by, and
                -------------
construed and interpreted in accordance with, laws of the State of California.

        3.      Counterparts.  This Agreement may be executed in counterparts
                ------------
and any number of counterparts signed in the aggregate by the parties hereto shall constitute a single original instrument.

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     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.


Bank OF AMERICA NATIONAL TRUST                 /s/ David G. Price
AND SAVINGS ASSOCIATION                        ------------------------------
                                               DAVID G. PRICE, (TRUSTEE OF THE
                                               DAVID G. PRICE TRUST U/A DATED
                                               MARCH 5, 1998.


By:___________________________________
       Kathleen Sewell-Outcalt
       Vice President                         /s/ Dallas P. Price
                                              -------------------------------
                                              DALLAS P. PRICE, TRUSTEE OF THE
                                              DALLAS P. PRICE TRUST U/A DATED
                                              MAY 14, 1998


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